Exhibit 8.1

                                 July 30, 1996

Saxon Asset Securities Company
4880 Cox Road
Glen Allen, Virginia  23060

        Re:    Saxon Asset Securities Company
               Asset Backed Certificates
               Registration Statement on Form S-3 No. 333-4127

Ladies and Gentlemen:

        We have acted as counsel to Saxon Asset Securities Company in connection with certain matters relating to the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") which has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Asset Backed Certificates, issuable in series (the "Certificates"). Our opinions formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investement in Certificates, but with respect to those tax consequences which are discussed, it is our opinion the description is accurate. Assuming issuance of Certificates of a series and assuming the federal income tax characterization of those Certificates as REMIC Certificates or non-REMIC Certificates at that time, we confirm that the description under "Certain Federal Income Tax Consequences" in the prospectus of the federal income tax consequences with respect to a series of Certificates presents our opinion of the material tax issues relating to an investment in those Certificates.

        We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                                    Very truly yours,

                                    Arter & Hadden